Exhibit 99.1
ULURU NEWS

Contact: Company
Renaat Van den Hooff
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

Addison, Texas, August 14, 2009; ULURU Inc. (NYSE AMEX: ULU) today announced its financial results for the second quarter ended June 30, 2009.  The Company reported a net loss of $2.9 million, or $0.04 per share, compared with a net loss of $2.3 million, or $0.04 per share, for the same period last year.  At June 30, 2009, the Company held cash and cash equivalents of $1.7 million, compared with $7.6 million at December 31, 2009.  As of July 31, 2009, the Company held cash and cash equivalents of $1.9 million.

Commenting on the financial results Renaat Van den Hooff, President and CEO stated,  “During the second quarter we continued to see our operating expenses driven primarily by costs associated with the sales and marketing efforts for Altrazeal™, along with regulatory and product development costs for Altrazeal™ Silver and Altrazeal™ Collagen.  As the Company announced on June 29, 2009, we have significantly restructured our business operations to reflect a newly revised business plan.  This plan was implemented to conserve the Company’s cash resources while furthering its strategic goals. In the mean time, we continue to collect and publish clinical evidence related to Altrazeal’s success in treating various types of wounds, including the completion of a randomized clinical study and presentations at several major wound care conferences, such as the recently held American Podiatric Medical Association conference in Toronto, Canada.”

Mr. Van den Hooff continued: “Altrazeal™ continues to generate very positive clinical results, however, we are recognizing that the selling cycle is taking longer than we originally expected and that greater sales and marketing resources are required.  We have been focusing our efforts on identifying the right strategic partner. We are pleased to announce that we are in discussions with multiple wound care companies and we plan to conclude negotiations by the end of the year”.

Operating Results
Revenue for the second quarter of 2009 was $136,000, compared to $96,000 for the second quarter of 2008.  The increase of approximately $40,000 in revenue from the second quarter of 2008 compared to the second quarter of 2009 was due to an increase in Altrazeal™ product sales of $47,000 and $15,000 in sponsored research as the prior year included a non-recurring revenue adjustment.  These revenue increases were partially offset by a decrease of $10,000 in Zindaclin® royalties.

Research and development expenses for the second quarter of 2009 were $854,000, including $213,000 in share-based compensation, compared to $888,000, including $40,000 in share-based compensation, for the second quarter of 2008.  The decrease of approximately $33,000 in research and development expenses was primarily due to lower product development costs of $265,000 associated with our Altrazeal™ and OraDisc™ technologies.  This decrease was partially offset by an increase of $96,000 in regulatory expenses for consultants engaged for our regulatory filings for Altrazeal™ related products, increased clinical testing expenses of $21,000 for Altrazeal™ and Altrazeal™ Silver, and additional compensation costs of approximately $125,000, primarily for the vesting of certain restricted stock awards associated with the Company’s workforce reduction in June 2009.

Selling, general and administrative expenses for the second quarter of 2009 were $1.8 million, including $279,000 in share-based compensation, compared to $1.3 million, including $220,000 in share-based compensation, for the second quarter of 2008.  The increase of approximately $0.5 million in selling, general and administrative expenses in 2009 was primarily due to costs associated with our sales and marketing efforts of approximately $527,000, and additional legal expenses of $169,000 related to our financing activities and the previously proposed York Pharma, plc acquisition.  These increases were partially offset by a decrease of $55,000 in compensation costs, lower legal fees associated with our patent filings of $40,000, lower investor relations expenses of $35,000, lower shareholder expenses of $15,000 due to the delay of our annual shareholder meeting, decreased corporate travel of $19,000, and lower director compensation of $15,000.

Interest and miscellaneous income for the second quarter of 2009 was $21,000 as compared to $79,000 for the second quarter of 2008.  The decrease of approximately $58,000 is attributable to a decrease in interest income due to lower cash balances and interest yields in 2009.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal™, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), development of a silver containing product, development of a collagen containing product, the expected publication of articles and posters, positive clinical results of Altrazeal, the effect of cost-savings programs, our plan to conserve cash, the launch of additional products, the outcome of strategic partnerships and our expected completion of strategic negotiations by the end of the year.  When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "hope," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the progress of our technology, clinical and regulatory results for our products, advantages of our products, and cost saving initiatives.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
REVENUES
License fees	$24,925	$25,522	$49,576	$39,293
Royalty income	63,858	84,772	143,103	160,346
Product sales	47,311	405	79,954	166,878
Other	---	(15,000)	32,190	(15,000)
Total Revenues	136,094	95,699	304,823	351,517

COSTS AND EXPENSES
Cost of goods sold	8,921	119	14,998	137,734
Research and development	854,460	887,544	1,629,879	1,742,760
Selling, general and administrative	1,835,487	1,341,235	4,060,106	2,234,470
Amortization	269,183	269,183	535,449	538,367
Depreciation	47,007	30,202	79,578	50,474
Total Costs and Expenses	3,015,058	2,508,283	6,320,010	4,703,805

OPERATING (LOSS)	(2,878,964)	(2,412,584)	(6,015,187)	(4,352,288)

Other Income (Expense)
Interest and miscellaneous income	21,066	78,888	35,620	203,933
Loss on sale of equipment	(2,121)	---	(2,121)	---

(LOSS) BEFORE INCOME TAXES	(2,860,019)	(2,333,696)	(5,981,688)	(4,148,355)

Income taxes	---	---	---	---
NET (LOSS)	$(2,860,019)	$(2,333,696)	$(5,981,688)	$(4,148,355)

Basic and diluted net (loss) per common share	$(0.04)	$(0.04)	$(0.09)	$(0.07)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	65,602,990	62,466,881	65,564,354	62,445,519

ULURU Inc.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)

Cash and cash equivalents	$1,710,005	$7,567,588
Current assets	4,277,214	9,312,041
Property and equipment, net	1,731,536	1,828,040
Other assets	9,457,670	9,985,988
Total assets	15,466,420	21,126,069

Current liabilities	1,320,928	2,243,113
Long term liabilities – deferred revenue	1,306,950	1,356,526
Total liabilities	2,627,878	3,599,639
Total stockholders’ equity	12,838,542	17,526,430